JOINT MARKETING AND NETWORK ACCESS AGREEMENT

This Joint Marketing and Network Access Agreement is made by and between Employers Insurance Company of Nevada, together with its affiliates and subsidiaries (“EICN”), on the one hand, and Blue Cross of California, BC Life & Health Insurance Company, and Comprehensive Integrated Marketing Services (collectively, “Blue Cross”), on the other, effective as of July 1, 2006 (“Effective Date”).

RECITALS

A. Blue Cross offers Large Group medical coverage products (“Large Group medical”) in California.

B. Blue Cross and Employers Insurance Company of Nevada are currently parties to that certain Joint Marketing and Network Access Agreement, dated January 1, 2006 (the “Blue Cross-EICN Agreement”) under which Blue Cross and EICN jointly market an integrated small group medical and workers’ compensation product in California.

C. Blue Cross and EICN desire to jointly offer and market integrated Large Group medical and workers’ compensation product(s) under the terms specified herein.

D. Blue Cross and EICN desire to enter into this Agreement in order to provide a full statement of their respective responsibilities.

E. The services to be performed by Blue Cross hereunder shall be performed by BC Life & Health Insurance Company and Comprehensive Integrated Marketing Services (“CIMS”).

F. The services to be performed by EICN hereunder shall be performed by Employers Compensation Insurance Company and Employers Insurance Company of Nevada.

NOW, THEREFORE, it is agreed as follow:

AGREEMENT

1. Scope of Agreement. Subject to the terms of this Agreement, Blue Cross and EICN agree to jointly market an integrated Large Group medical and workers’ compensation product(s) (the “Integrated Product” ‘as further defined in Exhibit A hereof) on an exclusive basis in the state of California. The terms of such exclusivity are defined in Paragraph 14 (a) of this Agreement. The scope of this Agreement may be expanded to other states by an Addendum to this Agreement agreed to and executed by both parties.

2. Term. The initial term of this Agreement shall be for two (2) years commencing on the Effective Date unless terminated sooner as provided in Paragraph 12 of this Agreement. Thereafter, this Agreement shall automatically renew for subsequent one (1) year term unless written notice of non-renewal of this Agreement (a “non-renewal notice”) has been provided by one party to the other at least 60 days prior to the expiration of the then current term.

* Confidential treatment has been requested with respect to certain portions of this exhibit. Such portions are marked with a “[*]” in place of the redacted language. Omitted portions are filed separately with the Securities and Exchange Commission.

3. Distribution of Product.

(a) The Integrated Product will use the Blue Cross distribution system, including employees, brokers, and general agents (collectively “Blue Cross Producers”). EICN shall cooperate with Blue Cross in making any necessary agency appointments or entering into any necessary brokerage or agency agreements needed to allow Blue Cross Producers to market and sell EICN workers’ compensation products as contemplated by this Agreement.

(b) Blue Cross will administratively make commission payments to Blue Cross Producers for all coverage placed through the Blue Cross Producers and billed by Blue Cross. EICN will pay commissions due to Blue Cross producers for coverage billed by EICN.

4. Underwriting. Blue Cross will exclusively control Large Group medical product underwriting and eligibility, and EICN will exclusively control workers’ compensation underwriting and eligibility. Neither Blue Cross nor EICN will be bound to offer an Integrated Product in instances in which either party is unwilling to assume underwriting risk consistent with its underwriting policies for its component of the Integrated Product.

Each party will, at a minimum, maintain and share with the other party on a confidential basis underwriting guidelines, class restrictions and operational practices during the term of this Agreement in connection with its component of the Integrated Product, including, but not limited to, classes written, eligible groups, etc. Substantial changes in such underwriting guidelines, restrictions and practices which significantly and materially affect the nature, scope or classes of business written shall be made by mutual consent, or unilaterally by a party after giving written notice to the other party in the event of a significant adverse change in external factors which a party believes in good faith requires a revision to its underwriting guidelines, restrictions or practices. The parties will use commercially reasonable efforts to extend the number of classes written and eligible groups for both workers’ compensation and Large Group medical.

5. Advertising/Marketing Materials. Blue Cross shall be responsible for marketing and advertising of the Integrated Product. All advertising and collateral material for the Integrated Product to be distributed by Blue Cross, including materials developed and utilized in conjunction with EICN, will be prepared by Blue Cross and must be jointly approved by both parties. The Executive Sponsors shall develop an expedited process for review, approval and use of standardized forms or other frequently used advertising or marketing materials. EICN may, at its own expense, prepare its own marketing and promotional materials for the Integrated Product, but use of any such materials shall be subject to Blue Cross’s prior approval.

Blue Cross and EICN agree that mutually acceptable product names and logos for the Integrated Product in California have been established. Each party will retain complete ownership and control of its own service marks, trademarks, trade names, logo types or any similar intellectual property and will execute any reasonable license agreements requested by the other party. Neither party shall use any such intellectual property of the other without the other’s prior written approval. Each party will be entitled to market the other party’s networks available for the Integrated Product, subject to approval of any written promotional materials by the other

* Confidential treatment has been requested with respect to certain portions of this exhibit. Such portions are marked with a “[*]” in place of the redacted language. Omitted portions are filed separately with the Securities and Exchange Commission.

party. Any new product names, logos, or similar intellectual property developed for the Integrated Product shall be jointly owned and, as appropriate, registered, by Blue Cross and EICN, subject to the provisions of Paragraph 15 of this Agreement.

It is understood that all Advertising and Marketing materials will disclose that Blue Cross assumes no responsibility for payment of workers’ compensation claims, and that EICN assume no responsibility for payment of Large Group medical claims.

6. Loss Control. EICN will perform all duties related to loss control procedures for the workers’ compensation portion of the Integrated Product as required by law or by EICN’s internal procedures as they may be amended from time to time. Blue Cross shall comply with any similar legal requirements relating to Large Group medical.

7. Premium Collection & Audit.

(a) Billing. Blue Cross will prepare and distribute a single, integrated Large Group medical and workers’ compensation premium bill in a manner consistent with current practices. EICN will supply to Blue Cross all data required for such billing. Blue Cross will process payments for EICN’s portion of the integrated billing and remit EICN’s portion of the premiums (net of administrative fees and commissions) monthly to EICN within fifteen (15) days after the end of the month in which they were received by Blue Cross. Collection of non-integrated billings as well as any delinquent workers’ compensation premium will be the responsibility of EICN. Collection of any delinquent medical premium will be the responsibility of Blue Cross.

(b) Audit and Collections. EICN will perform all interim and final payroll audits for workers’ compensation premium. For additional workers’ compensation premium adjustments, EICN will directly bill the customer and collect the premium. EICN will be responsible for payment of any commissions up to Blue Cross Producers for all non-integrated billings. For return premium adjustments, EICN will be responsible for making any return premium payments directly to the customer for the workers’ compensation product. EICN will also be responsible for collecting any commissions due back from Blue Cross producers associated to these refunds. Blue Cross will be responsible for all audit and collection responsibilities for the Large Group medical product.

(c) Other. The parties agree to share appropriate information concerning administering agents and customers who initially select an Integrated Product and then discontinue coverage of one segment; including information concerning the discontinuation of coverage and the effective date of discontinuation.

8. Claims & Reporting.

(a) Blue Cross Duties. Blue Cross shall perform all claims functions for the Large Group medical portion of the Integrated Product and all Large Group medical regulatory reporting requirements. Blue Cross shall have, no responsibility for payment of workers’ compensation claims.

* Confidential treatment has been requested with respect to certain portions of this exhibit. Such portions are marked with a “[*]” in place of the redacted language. Omitted portions are filed separately with the Securities and Exchange Commission.

(b) EICN Duties. EICN shall perform all claims functions for the workers’ compensation portion of the integrated Product. In addition, EICN will be responsible for all medical ease management and utilization review and satisfy all workers’ compensation regulatory and statistical reporting requirements. EICN shall have no responsibility for payment of Large Group medical claims.

(c) Joint Duties. Blue Cross and EICN shall share such medical, claim and benefit information to the extent and in any manner permitted by law as may be necessary or desirable in connection with the administration of the Integrated Product, including, but not limited to, the purposes of detecting fraud and assuring proper payment under the appropriate coverage.

9. Network Access.

(a) During the term of this Agreement and as provided in Paragraph 13(a), Blue Cross agrees to provide EICN access to the following Blue Cross California networks for the Integrated Product:

Prudent Buyer Comp Provider professional network
Prudent Buyer Provider professional network
Frontline Occupational professional network
Certain specialty networks related to chiropractic and physical therapy
Prudent Buyer institutional network.

(b) The foregoing shall be referred to collectively as the “Blue Cross Networks” and the contracted hospitals, physicians, and other ancillary health care providers and facilities included within the Blue Cross Networks shall be referred to as the “Blue Cross Providers.” The rates Blue Cross Providers are, entitled to receive pursuant to provider agreements with Blue Cross shall be referred to as the “Blue Cross Contracted Rates.”

Blue Cross agrees that it will maintain the Blue Cross Networks in California so as to adequately offer and provide the medical services (“Medical Services”) to injured workers covered by the workers’ compensation component of the Integrated Product (“Eligible Employees”) in those parts of California in which the Integrated Product is offered. Issues related to the adequacy of the Blue Cross Networks and the locations in which the Integrated Product shall be offered shall be considered and resolved by consultation between the Executive Sponsors. With respect to the Blue Cross Networks, Blue Cross represents and warrants to EICN as follows: (i) that at the time it entered into its provider agreements with Blue Cross Providers, it required and verified that those providers were duly licensed and had professional liability insurance with limits in compliance with Blue Cross’s then current credentialing standards; (ii) that as of the Effective Date a substantial majority of California Blue Cross Providers have been credentialed under Blue Cross’s current credentialing requirements, a copy of which has been provided to EICN and which requirements include the professional liability insurance minimum limits specified in Paragraph 17 hereof and that at all times during the term of this Agreement, credentialing requirements shall be actively monitored by Blue Cross; (iii) that, as of the Effective Date and at all times during the term of this Agreement, California Blue Cross Providers that have not been credentialed in accordance with Blue Cross’s current

* Confidential treatment has been requested with respect to certain portions of this exhibit. Such portions are marked with a “[*]” in place of the redacted language. Omitted portions are filed separately with the Securities and Exchange Commission.

credentialing requirements are being actively monitored for potential noncompliance with those requirements; (iv) that as of the Effective Date it has in all material respects complied, and at all times during the term of this Agreement will comply with all laws and regulations regarding the inclusion or exclusion of California providers in the Blue Cross Networks and with respect to the provision of medical services to injured workers under the workers’ compensation laws as contemplated by this Agreement; and (v) that, as of the Effective Date and at all times during the tern, of this Agreement, it is and will be duly licensed, registered and/or certified by the appropriate state agency(ies) of any state requiring it to be so licensed, registered and/or certified in order to perform its obligations and responsibilities under the terms and conditions of this Agreement.

(c) Blue Cross will use commercially reasonable efforts to ensure that, at all times during the term of this Agreement, all Blue Cross Providers provide access to EICN at the most favorable rates available for insured products which integrate Large Group medical and workers compensation product(s) under their agreements with Blue Cross and accept such rates as payment in full for Medical Services to Eligible Employees, and shall give EICN prompt notice of any circumstance under which it is unable to do so. Blue Cross shall provide EICN with access to Blue Cross’s Provider Finder. To the extent applicable and in the possession of Blue Cross, such listing shall include each Blue Cross Provider’s address, telephone number, facsimile machine number, taxpayer identification number, professional or institutional license number, specialty, and professional or group affiliation. Blue Cross may provide access to the Blue Cross Networks to other workers’ compensation insurers or self-insured entities; provided, however, that at all times during the term of this Agreement, Blue Cross agrees that the network access fees provided to EICN in connection with the Integrated Product shall be lower than any network access fees provided to any other workers’ compensation insurer for any insured products which integrates Large Group medical and workers’ compensation, and the scope and breadth of the Blue Cross Networks provided to EICN in connection with the Integrated Product shall be broader than the scope and breadth of the Blue Cross Network access provided to any other workers’ compensation insurer for any insured products which integrate Large Group medical and workers’ compensation product(s). Notwithstanding the foregoing, Blue Cross may continue to offer both network access contracts, including but not limited to those currently in effect with the California State Compensation Insurance Fund, Western Growers Insurance Company, and Springfield Insurance Company, GMIS, and managed care service arrangements, Blue Cross agrees that its workers’ compensation network access contracts and workers’ compensation managed care service agreements may not be advertised or marketed by Blue Cross or the other parties to such arrangements as insured Integrated Products in California.

(d) EICN reserves the right to supplement Blue Cross Networks for the Integrated Product by use of it own proprietary networks or contracted networks with the prior approval of Blue Cross. EICN also reserves the right to contract directly with providers who are or later become Blue Cross Providers. However, should a provider be included in both the Blue Cross and EICN networks, the Blue Cross provider contract shall be utilized for the Integrated Product.

* Confidential treatment has been requested with respect to certain portions of this exhibit. Such portions are marked with a “[*]” in place of the redacted language. Omitted portions are filed separately with the Securities and Exchange Commission.

(e) Blue Cross shall require that each Blue Cross Provider shall, at all times, provide treatment to Eligible Employees in a manner consistent with sound professional judgment and practice. Nothing in this Agreement is intended to require (or shall be construed to require) a Blue Cross Provider to take any action inconsistent with its professional judgment, or refrain from taking any action consistent with its professional judgment, concerning the professional medical care and treatment to be provided to an Eligible Employee.

10. Confidentiality of Medical Records and Privacy. To the extent required by law, Blue Cross and EICN shall keep, confidential, and to take the usual precautions to prevent the unauthorized disclosure of, any and all medical records required to be prepared or maintained by Blue Cross or EICN. Blue Cross and EICN will comply with all federal and state laws and regulations regarding privacy including those involving non-public personal information.

11. Administrative Fee. EICN will pay Blue Cross’ insurance agency subsidiary, CIMS, an administrative fee (the “Administrative Fee”) in accordance with the following schedule for all other services performed by Blue Cross under this Agreement:

Percentage of Collected California Workers’ Compensation Premium	Annual Collected California Workers’ Compensation Integrated Premium
****%	*****************, plus
****%	*****************, plus
****%	*****************

The Administrative Fee shall be billed to EICN on a monthly basis and may, at Blue Cross’s discretion, be deducted and withheld from monies owed by Blue Cross to EICN, or if Blue Cross elects not to withhold the Administrative Fee from amounts owed to EICN, shall be paid by EICN within fifteen (15) days of its receipt of the pertinent billing. The Administrative Fee shall be based solely on collected integrated premiums (excluding assessments) for that portion of policyholder billings relating to periods on or after the Effective Date and ending on the date of termination of this Agreement.

Pro-rata adjustments shall be made for premiums collected after the Effective Date or date of termination that relate to policyholder billings which include periods prior to the Effective Date or after the date of termination of this Agreement. The Annual California Workers’ Compensation Integrated Premium amount shall be defined as the amount of premium billed and collected through the Blue Cross integrated policyholder billings (net of assessments and any balance assigned to EICN direct collections) on that portion of policyholder billings relating to the annual period beginning on the Effective Date, or anniversary thereof, as the case may be.

12. Termination.

* Confidential treatment has been requested with respect to certain portions of this exhibit. Such portions are marked with a “[*]” in place of the redacted language. Omitted portions are filed separately with the Securities and Exchange Commission.

(a) Termination Without Cause. After the first year that this Agreement is in effect, either party shall have the right to terminate this Agreement without cause upon providing sixty (60) days prior written notice to the other party.

(b) Termination For Cause. Either party shall have the right to terminate this Agreement upon providing thirty (30) days prior written notice to the other party if the party to whom such notice is given has materially breached any provision of this Agreement. The party claiming the right to terminate shall set forth in the thirty (30) days notice of termination, the facts underlying its claim that the other party is in breach of this Agreement. Cure of such breach within fifteen (15) days of the receipt of such notice shall continue the Agreement for the remaining term, subject to other rights of termination contained in this Agreement.

(c) Immediate Termination. Either party shall have the right to terminate this Agreement immediately upon written notice to the other party in the event of:

i.	failure to obtain, or suspension, revocation or restriction of a regulatory license or approval required for a party to perform under this Agreement;

ii.	an indictment charging or conviction of, any officer of either party of a felony or of a crime involving moral turpitude as it relates to the operation of this Agreement;

iii.	insolvency, liquidation, conservatorship, rehabilitation or receivership of a party, or the commencement of any proceedings regarding same;

iv.	an assignment in violation of Paragraph 29(d) of this Agreement or the entering into of a sale transfer or reinsurance arrangement in violation of Paragraph 7(c) hereof.

(d) Termination (And Other Relief) For Failure To Make Available Provide Coverage Through B++ Rated Carrier. EICN shall, in connection with the Integrated Product, (i) provide all workers’ compensation coverage through a carrier rated “B++” or better by A.M. Best Company, and (ii) shall make such coverage available upon commercially reasonable terms consistent with terms available in the market place. Should EICN at any time fail to comply with the requirements of (d)(i) or (d)(ii), Blue Cross shall at its option, without prejudice to any other available rights or remedies, and upon written notice to EICN, be excused from performance under Section 14 of the Agreement. Furthermore, in such event Blue Cross may at its option, without prejudice to any other available rights or remedies, immediately to mate the Agreement. A waiver of either remedy with respect to any default shall not act as a waiver as to any further default.

(e) Survival Post-Termination. The termination of this Agreement shall not affect any rights or obligations hereunder which by their nature relate to obligations required to

* Confidential treatment has been requested with respect to certain portions of this exhibit. Such portions are marked with a “[*]” in place of the redacted language. Omitted portions are filed separately with the Securities and Exchange Commission.

be performed, completed or adhered to following termination, including, but not limited to, Paragraphs 5, 7, 8, 10, 11, 13, 14, 16, 20, 22, 24, and 26.

13. Service Obligations Upon and After Termination.

(a) Blue Cross Network Provider Services. Blue Cross agrees, and shall ensure that Blue Cross Providers also agree, that Blue Cross Providers’ responsibilities to an Eligible Employee upon termination of this Agreement shall continue until the Medical Services being rendered to any such Eligible Employee as of the effective date of termination are completed and that during such time as EICN shall remain financially liable to such Blue Cross Provider for Medical Services provided to such Eligible Employee. EICN shall reimburse the Blue Cross Provider for medical services rendered after termination of this Agreement in accordance with the Blue Cross Contracted Rates and shall continue to be responsible for payment of the related network access fees to Blue Cross. Blue Cross shall cooperate, and shall use commercially reasonable efforts to cause Blue Cross Providers to cooperate, with EICN in the event that EICN is required, pursuant to any litigation or settlement negotiations with an insured or Eligible Employee over medical services provided to such Eligible Employee, to justify its managed care decision(s), including any utilization review and other medical management determinations. All relevant provisions of Paragraph 6 shall continue in effect following termination as necessary to effectuate the intent of this Paragraph.

(b) Premium Collection, Billing, And Bill Review. As of the effective date of termination, or earlier if agreed by the parties EICN shall assume responsibility for billing and collection of the formerly integrated portion of premiums for the workers’ compensation component of the Integrated Product and for review of all new bills. Blue Cross shall provide EICN with all data and information necessary for EICN to assume or to have a third party assume responsibilities formerly provided by Blue Cross.

14. Exclusivity and Non-Solicitation of Other Party’s Business.

(a) Blue Cross and EICN agree that neither party shall enter into another joint marketing agreement for an Integrated Product with a third party during the term of this Agreement for the writing of Large Group business in California (or any additional states later added by addendum to this Agreement) until the expiration of a one hundred twenty (120) day period following written notice to the other party of its intent to do so. Nothing in this Agreement shall be construed herein as to preclude either Blue Cross or EICN from independently offering (either directly or through brokers) stand-alone Large Group medical or workers’ compensation coverage, respectively, or from entering into third party arrangements not related to an insured integrated Large Group medical/workers’ compensation product (including but not limited to workers’ compensation managed care services arrangements not related to an insured integrated Large Group medical/workers’ compensation product). In addition, nothing shall preclude either party from: (a) continuing current integrated products, (b) continuing existing integrated operations obtained via acquisitions subsequently made, or (c) continuing insured operations subsequently acquired.

* Confidential treatment has been requested with respect to certain portions of this exhibit. Such portions are marked with a “[*]” in place of the redacted language. Omitted portions are filed separately with the Securities and Exchange Commission.

(b) It is further agreed that, prior to the termination of this Agreement, Blue Cross shall not solicit, individually or jointly with others through a joint venture or otherwise, or provide any information allowing a third party to solicit, any California policyholders or former policyholders of EICN, who have purchased or renewed the Integrated Product during the term of this Agreement, for the purpose of causing such policyholders to purchase a policy of workers’ compensation insurance which is not part of the Integrated Product and subject to this Agreement. Likewise, prior to the termination of this Agreement, EICN shall not solicit, individually or jointly with others, or provide any information allowing a third party to solicit, any California subscribers or policyholders or former subscribers or policyholders of Blue Cross who have purchased or renewed the Integrated Product during the term of this Agreement, for the purpose of causing such policyholders or subscribers to purchase Large Group medical coverage which is not part of the Integrated Product and subject to this Agreement.

(c) If, prior to the termination of this Agreement, either party sells or offers to sell, transfer or reinsure (pursuant to a 100% reinsurance and assumption agreement) to a non-affiliated third party any part of its business that is or has been part of or associated with the Integrated Product and is subject to this Agreement, that party shall provide written notice of its intention to the other party. The party receiving such notice shall be given a reasonable opportunity to either purchase such business itself on mutually acceptable terms or meet and confer with the prospective purchaser of such business for the purpose of negotiating with such prospective purchaser a continuation of some or all of the terms of this Agreement. Nothing in this Agreement shall impose any obligation on such purchaser unless so agreed by the purchaser. If a sale or transfer pursuant to this Paragraph relates substantially to one or more jurisdictions subject to the exclusivity provisions of this Agreement, the non-selling party shall be released from the exclusivity provisions of this Agreement with respect to such jurisdiction or jurisdictions. In the event of a sale, transfer or reinsurance arrangement as described above by the selling party which would reasonably be expected to reduce by fifty percent (50%) or more that party’s expected annual premium from the Integrated Product, the non-selling party shall have a right to terminate this Agreement upon the completion of such sale, transfer or reinsurance arrangement.

15. Jointly Owned Intellectual Property. It is agreed that upon termination of this Agreement any jointly owned product names or other jointly owned-intellectual property (excluding any listing of brokers, subscribers or policyholders associated with the Integrated Product) may not be used by either party until the parties mutually agree otherwise or one party purchases all rights to such intellectual property from the other in accordance with the following procedure. Either party may offer the other party the right to both purchase or sell the intellectual property at a specified price. The parry receiving the offer shall have ten (10) business days to elect to purchase or sell such properly at such price. Thereafter the parties shall execute a mutually acceptable agreement transferring all rights in the intellectual property accordingly.

16. Indemnification. To the fullest extent allowed by law, Blue Cross shall indemnify and hold harmless EICN, its subsidiaries, affiliates, agents and their directors, officers,

* Confidential treatment has been requested with respect to certain portions of this exhibit. Such portions are marked with a “[*]” in place of the redacted language. Omitted portions are filed separately with the Securities and Exchange Commission.

employees and agents, for any claim, demand, loss, lawsuit, settlement, judgment, or other liability, and all related expenses which may accrue, arising from or in connection with a claim of a third party arising from a negligent or otherwise wrongful act or omission of Blue Cross, its agents, or employees (including but not limited to any failure by Blue Cross to pay an Integrated Product Large Group medical claim). EICN shall provide Blue Cross with written notice within ten (10) business days of discovering the existence of any claim, demand or other matter to which the indemnification obligations contained herein would apply, and shall include with such notification a true copy of any and all complaints, correspondence documents, and other materials relating to such claim, suit, proceeding, action or demand. Upon request, Blue Cross shall provide EICN with written assurance that it will defend EICN, at Blue Cross’s expense and with counsel of EICN’s selection. If Blue Cross should fail to provide EICN with such written assurance, or otherwise fails to defend EICN, EICN, upon written notice to Blue Cross, shall have the right, but not the obligation, to undertake the defense of, and to compromise and settle (exercising reasonable business judgment) the claim, demand, suit, proceeding or action on behalf, for the account, and at the risk of, Blue Cross.

To the fullest extent allowed by law, EICN shall indemnify and hold harmless Blue Cross, its subsidiaries, affiliates, agents and their directors, officers, employees and agents, for any claim, demand, lose, lawsuit, settlement, judgment, or other liability, and all related expenses which may accrue, arising from or in connection with a claim of a third party arising from a negligent or otherwise wrongful act or omission of EICN, its agents or employees (including but not limited to any failure by EICN or by any companly on whose paper Integrated Product workers’ compensation coverage is written to pay any Integrated Product workers’ compensation claim). Blue Cross shall provide EICN with written notice within ten (10) business days of discovering the existence of any claim, demand or other matter to which the indemnification obligations contained herein would apply, and shall include with such notification a true copy of any and all complaints, correspondence, documents, and other materials relating to such claim, suit, proceeding, action or demand. Upon request, EICN shall provide Blue Cross with written assurance that it will defend Blue Cross, at EICN’s expense and with counsel of Blue Cross’s selection. If EICN should fail to provide Blue Cross with such written assurance, or otherwise fails to defend Blue Cross, Blue Cross, upon written notice to EICN, shall have the right, but not the obligation, to undertake the defense of, and to compromise and settle (exercising reasonable business judgment) the claim, demand, suit, proceeding or action on behalf’, for the account, and at the risk of, EICN.

If each party claims and is entitled to indemnity from the other, the liability of each to the other shall be determined according to principles of comparative fault. Indemnity shall include damages, reasonable costs, reasonable expense, and reasonable attorney’s fees as incurred by the party indemnified.

17. Insurance. Blue Cross shall require Blue Cross Providers to carry and maintain appropriate professional liability insurance with limit of no less than One Million Dollars ($1,000,000) for any single incident and Three Million Dollars ($3,000,000) aggregate (or such lower limits which Blue Cross’s provider contracts permit Blue Cross Providers to carry in certain jurisdictions because of lower local provider community standards for maintenance of insurance).

* Confidential treatment has been requested with respect to certain portions of this exhibit. Such portions are marked with a “[*]” in place of the redacted language. Omitted portions are filed separately with the Securities and Exchange Commission.

18. Notice. Notices under this Agreement shall be addressed as follows:

  To Blue Cross at:

21555 Oxnard St., 2D
Woodland Dills, CA 91367
Attention: Laurence M. Rehhaut
Vice President & General Manager Key & Major Accounts,
BCC Large Group

  and

One WellPoint Way
Thousand Oaks, CA 91362
Attention: General Counsel

  To EICN at:

Employers Compensation Insurance Company
500 North Brand Blvd,
Suite 800
Glendale, CA 91203
Attention: David Quezada, President
Strategic Markets Region

Employers Compensation Insurance Company
9790 Gateway Drive, Suite 200
Reno, NV 89511
Attention: General Counsel

19. Binding Agreement. Subject to Paragraph 29(d) hereof, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

20. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without regard to conflicts of laws principles thereof.

21. Management of Integrated Product. The parties agree that the success of the Integrated Product will require continuous communication and coordination between the managements of EICN and Blue Cross. Each party shall appoint a Senior Officer as an Executive Sponsor who shall for that party make all decisions related to the underwriting, distribution, marketing, advertising and other administration of the Integrated Product pursuant to this Agreement. The Executive Sponsors shall meet no less frequently than annually to review outstanding issues and the performance of the program, including all marketing and advertising issues. David Quezada is designated as the initial Executive Sponsor for EICN and Laurence M. Rehhaut is designated as the initial Executive Sponsor for Blue Cross. Each party may designate a replacement Executive Sponsor upon written notice to the other.

* Confidential treatment has been requested with respect to certain portions of this exhibit. Such portions are marked with a “[*]” in place of the redacted language. Omitted portions are filed separately with the Securities and Exchange Commission.

22. Dispute Resolution and Arbitration. Any controversy, claim or dispute arising out of or relating to this Agreement, or any other matter between or among the parties hereto, their assignees, affiliates, attorneys, or agents, shall be settled by binding arbitration in Los Angeles County, California. Arbitration shall be conducted in accordance with the currently prevailing commercial arbitration rules of the American Arbitration Association, but shall be before J.A.M.S./Endispute (“JAMS”), with the following exceptions if in conflict: (a) one neutral arbitrator shall be chosen by JAMS if the parties are first unable to mutually agree on one arbitrator; (b) each party to the arbitration will pay its pro rata share of the expenses and fees of the arbitrator, together with other expenses of the arbitration incurred or approved by the arbitrator; and (c) arbitration may proceed in the absence of any party if written notice (pursuant to the American Arbitration Association’s rules and regulations) of the proceedings has been given to such party. The parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrators) shall be final and conclusive and may be entered in any court having jurisdiction thereof as a basis of judgment and of the issuance of execution for its collection. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity. The arbitrator shall not have the power or authority to award punitive damages, consequential damages, lost profits or speculative damages, but shall be empowered to award equitable remedies as appropriate. The parties shall keep confidential the existence of the claim, controversy or disputes from third parties (other than the arbitrator), and the determination thereof, unless otherwise required by law. IF FOR ANY REASON THIS ARBITRATION CLAUSE BECOMES NOT APPLICABLE, THEN EACH PARTY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER MATTER INVOLVING THE PARTIES HERETO.

23. Independent Contractor Status.

(a) At all times, the relationship between the parties hereto shall be that of independent entities contracting with one another at arm’s length toward an independent contractor relationship. Neither party shall be deemed the agent of the other, and no joint venture or partnership shall be deemed to result from this Agreement.

(b) Neither party shall have the authority to bind the other, nor propose to do so in any dealings with third parties.

24. Confidentiality and Proprietary Rights.

(a) Each party acknowledges that the other party’s confidential information constitutes valuable property and trade secrets of the other party, which are entitled to protection. Subject to the following two sentences, each party shall hold all confidential information of the other party in strict confidence and neither party nor any of its affiliates or representatives shall directly or indirectly: a) use or permit the use of any of the confidential information for, or in connection with, any business of the other or any affiliated company, its representatives of any other person whatsoever, or for any purpose other than the performance under this Agreement, or b) disclose or permit the disclosure

* Confidential treatment has been requested with respect to certain portions of this exhibit. Such portions are marked with a “[*]” in place of the redacted language. Omitted portions are filed separately with the Securities and Exchange Commission.

of any of the other party’s confidential information to any person or entity other than the other party’s representatives. However, the agreement to hold confidential information in confidence and not to disclose it shall not extend to the following information that would otherwise constitute confidential information.

i.
Information that, at the time of the use or disclosure, was readily ascertainable from public sources or was known by or available to competitors, clients or customers of either party, by publication or otherwise, except for sources which arise by virtue of this Agreement;

ii.	Information that comes into one party’s possession from a third party and that was not acquired by such third party from the other in violation of such third party’s obligations of confidentiality.

iii.	Information that has become generally available to the public through no act or omission of the receiving party or any of its subsidiaries or representatives; or

iv.
Information required to be disclosed by law, regulation or judicial or administrative order. In addition, either party may disclose confidential information of the other party to the disclosing party’s legal counsel.

(b) Notwithstanding anything to the contrary in this Paragraph 24, EICN is not restricted from directly contracting with any of the Blue Cross Providers during the term of this Agreement or otherwise, and, following termination of this Agreement, neither party shall be restricted in using information regarding the brokers, subscribers and policyholders associated with the Integrated Product.

(c) Other than in furtherance of such party’s obligations under this Agreement, neither party shall duplicate, copy or reproduce any of the confidential information except with the prior consent of the other party, or except for review by such party’s officers or shareholders or their representatives. if either party consents to the copying of any confidential information, then the receiving party or its representative, as the case may be, may make duplicate copies of the confidential information but such duplicate copies shall be subject to all of the provisions of this Agreement including, without limitations, the provisions set forth in this Section.

(d) Within ten (10) days after a party receives a written request from the other party for the return of confidential information, the receiving party shall deliver all documents constituting such confidential information, including all copies, reproductions, extracts and summaries of such confidential information to such requesting party except to the extent that such confidential information relates to a client of the receiving party and is necessary to continue to meet the obligations of the receiving party to its client or must be maintained to document the services provided to client. Any portion of the confidential information that consists of analysis, computations, studies or notes prepared by the

* Confidential treatment has been requested with respect to certain portions of this exhibit. Such portions are marked with a “[*]” in place of the redacted language. Omitted portions are filed separately with the Securities and Exchange Commission.

receiving party or its representatives, shall be either held by the receiving party and kept confidential subject to the terms of this Agreement or destroyed.

(e) Without in any way limiting any other obligations or liability of each party under this Agreement, each party shall take all appropriate and reasonable action by instruction or otherwise, to prevent the unauthorized use, disclosure or copying of confidential information, and shall take reasonable precautions to protect and maintain the confidentiality of the confidential information. Each party shall advise its representatives of the terms of this Section, and use reasonable efforts to cause each of them to comply with its terms. Each party shall immediately notify the other of the circumstances surrounding any breach of this Paragraph of which any party becomes aware.

(f) Each party agrees that if it breaches any provision of this Paragraph 24, the other party may not have an adequate remedy at law, and, in addition to any other available remedies, the damaged party is entitled to injunctive relief against the breaching party.

(g) Without limiting the scope of the term “confidential information,” the parties specifically agree that the term includes pricing (including network contract rates), rating, eligibility and other underwriting information of each party.

25. Books, Records, And Financial Reporting.

(a) EICN shall have the right through its representatives to make an examination and audit, at EICN’s sole expense, upon reasonable prior notice and subject to such written agreement as Blue Cross shall reasonably determine may be necessary or desirable to protect confidential, proprietary of trade secret information, during normal business hours, of any records kept pursuant to this Agreement by Blue Cross as may, under recognized accounting practices, contain information bearing upon the amount of fees payable to EICN or Blue Cross under this Agreement or as to the services provided by Blue Cross under this Agreement. Prompt adjustment shall be made by the proper party to compensate for any errors or omissions disclosed by such examination or audit which are accepted by the party to be charged as correct. Any such audit shall not, however, be conducted by any person or entity which is related to, or is affiliated with, a competitor of Blue Cross.

(b) Blue Cross shall have the right through its representatives to make an examination and audit, at Blue Cross’s sole expense, upon reasonable prior notice and subject to such written agreement as EICN shall reasonably determine may be necessary or desirable to protect confidential, proprietary of trade secret information, during normal business hours, of any records kept pursuant to this Agreement by EICN as may, under recognized accounting practices, contain information bearing upon the amount of fees payable to EICN or Blue Cross under this Agreement or as to the services provided by EICN under this Agreement. Prompt adjustment shall be made by the proper party to compensate for any errors or omissions disclosed by such examination or audit which are accepted by the party to be charged as correct. Any such audit shall not, however, be conducted by any person or entity which is related to, or is affiliated with, a competitor of EICN.

* Confidential treatment has been requested with respect to certain portions of this exhibit. Such portions are marked with a “[*]” in place of the redacted language. Omitted portions are filed separately with the Securities and Exchange Commission.

(c) EICN will furnish Blue Cross with copies of quarterly and annual financial statements as filed with the Insurance regulatory or it domiciliary state when requested by Blue Cross.

26. General Provisions.

(a) Non-solicitation of Employees. For the period commencing on the effective date of this Agreement and ending on the day that is one (1) year after termination of this Agreement, neither party shall, solicit to hire or solicit to employ any employee of the other party or induce or endeavor to induce any employee of the other party to leave his or her employment, other than as part of a general solicitation of employees not directed specifically to the other party or the other party’s employees. For purposes hereof, the term “employee” shall not include a person whose employment has been terminated or who has been given notice that he or she is to be terminated.

(b) Waiver. The waiver by either party of a breach or a violation of any provision of this Agreement shall not operate or be construed to operate as a waiver of any subsequent breach hereof.

(c) Entire Agreement. This Agreement contains all the terms and conditions agreed upon by the parties hereto regarding the subject matter of this Agreement. Any prior agreements, promises, negotiations, or representations, either oral or written, relating to the subject matter of this Agreement not expressly set forth in this Agreement are of no force or effect.

(d) Assignment. This Agreement, including the right to receive money, shall not be assigned without the prior written consent of the parties, which consent shall not be unreasonably withheld; and any purported assignment made contrary hereto shall be void as to the non-assigning party. For purposes of this Paragraph, the term “assignment” shall include an assignment by operation of law (by merger or otherwise), or a change in control of the majority of the outstanding shares of Blue Cross or EICN. Consent may be withheld by either party if the proposed assignee fails to execute an agreement similar to this Agreement satisfactory to either party, or if any payments remain due either party at the time of such assignment. Notwithstanding, the foregoing, the parties agree that either party shall be free without the other’s consent to assign rights or delegate duties to an affiliate or wholly-owned subsidiary.

(e) Third Party Beneficiary Rights. It is not the intent of the Agreement to create any third party beneficiary rights in Blue Cross providers or anyone else and this Agreement shall not be deemed to create any such rights.

(f) Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto. The parties agree to negotiate in good faith appropriate amendment(s) to this Agreement, upon the request of one party to either expand joint marketing activities to include medical coverage written by Blue Cross affiliates in state other than California or to expand joint marketing activities to include medical coverage written by Blue Cross’ Large Group division.

* Confidential treatment has been requested with respect to certain portions of this exhibit. Such portions are marked with a “[*]” in place of the redacted language. Omitted portions are filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or agents thereunto duly authorized, as of the Effective Date.

BLUE CROSS	EICN

/s/ Laurence M. Rehhaut	/s/ Martin J. Welch
Laurence M. Rehhaut VP & General Manager Blue Cross of California Large Group	Martin J. Welch President and Operating Officer

* Confidential treatment has been requested with respect to certain portions of this exhibit. Such portions are marked with a “[*]” in place of the redacted language. Omitted portions are filed separately with the Securities and Exchange Commission.

EXHIBIT A

DEFINITION OF INTEGRATED PRODUCT

The Integrated Product shall be defined by the following:

Customer Group: California employer groups designated and classified by Blue Cross as “Large Group business” and written by Blue Cross.

Products Offered:

Blue Cross: insured Large Group medical products.

EICN: insured workers’ compensation coverage.

For purposes of exclusivity, an Integrated Product is defined as any insured product sold or offered to Customer Groups for which Blue Cross offers Large Group medical coverage and EICN offers workers’ compensation coverage and which has joint marketing collateral and a jointly utilized network arrangement.

New Product Design and Approval: Both parties are encouraged to design and implement new components of Integrated Products during the course of the Agreement. Mutual consent as to the joint structure and combination of any new components of Integrated Products will be required. Examples of product design considerations include but are not limited to: products offered, product decisions and approval.

Pricing: EICN anticipates that it will continue to offer a workers’ compensation rate adjustment on an Integrated Product; however, EICN may adjust or terminate such rate adjustment at its discretion.

* Confidential treatment has been requested with respect to certain portions of this exhibit. Such portions are marked with a “[*]” in place of the redacted language. Omitted portions are filed separately with the Securities and Exchange Commission.